Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	December 16, 2020
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP AND OAK VALLEY COMMUNITY BANK APPOINT NEW DIRECTOR

OAKDALE, CA − On December 15, 2020, Lynn Reeves Dickerson accepted her appointment to the Board of Directors of Oak Valley Bancorp (the “Company”) [NASDAQ: OVLY] and its wholly-owned subsidiary Oak Valley Community Bank (the “Bank”), effective January 5, 2021.

Since 2009, Dickerson has been the CEO of the Gallo Center for the Arts. Her decade-long tenure was marked with operational excellence and tremendous community support.

Prior to joining the Gallo Center, Dickerson had a successful 29-year career in the newspaper industry; serving as Publisher & President of The Modesto Bee from 2000-2006 and subsequently as Vice President of Operations for The McClatchy Company, the parent company of The Modesto Bee. As a corporate officer at McClatchy, she oversaw 11 of their 30 newspapers throughout the country.

Dickerson is extremely active in the community, serving on many boards over the past 20 years. She currently serves on the board of the Stanislaus Community Foundation and Opportunity Stanislaus. She also represents Arts, Entertainment, and Sports on the Stanislaus County CEO’s Focus on Prevention Task Force. She was recently named a Board member Emeritus for the Stanislaus Education Foundation.

“Lynn has been incredibly successful collaborating with community resources and supporters to drive the economic viability of the Gallo Center and enrich the quality of life in our region. We couldn’t be more pleased to have her join our Boards of Directors,” stated Chris Courtney, President and CEO.

Dickerson and her husband Ron, of 40 plus years, are proud Stanislaus County residents. She is a native Texan and a graduate of Texas A&M University where she earned a degree in Marketing. In 2010, she was awarded the Toastmaster International Communication and Leadership Award for the 33rd District. She has been recognized by numerous organizations with prestigious accolades with honors ranging from Citizen and Woman of the Year to Lifetime Achievement.

Upon accepting the new Board position, Dickerson commented, “I have always respected Oak Valley Community Bank’s commitment to investing in the communities they serve. I am delighted to join their Board of Directors and leverage my experience to provide perspective and help provide guidance and governance to ensure the Company’s continued growth and success.”

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

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